Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT No. 15	Registration No. 333-277045
(to prospectus dated May 9, 2024)
PROSPECTUS SUPPLEMENT No. 14	Registration No. 333-279803
(to prospectus dated June 4, 2024)

Primary Offering of

10,833,333 Common Shares

Secondary Offering of

40,582,699 Common Shares

SECONDARY OFFERING OF

20,000,000 COMMON SHARES

OF

LEDDARTECH HOLDINGS INC.

This prospectus supplement updates, amends and supplements the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-277045), effective as of May 8, 2024 (as updated, supplemented or amended from time to time, the “F-1 Prospectus”) and the prospectus contained in the Registration Statement on Form F-1 of LeddarTech Holdings Inc. (Registration Statement No. 333-279803), effective as of June 4, 2024 (as updated, supplemented or amended from time to time, the “SEPA Shelf Prospectus” and, together with the F-1 Prospectus, the “Prospectuses” and each a “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectuses.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectuses with the information contained herein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in combination with each Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the respective Prospectuses, including any amendments or supplements thereto, and if there is any inconsistency between the information in such Prospectus or any prior amendment or supplement thereto and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares are listed on the Nasdaq Global Market under the symbol “LDTC.” On February 4, 2025, the last reported sale price of our common shares as reported on the Nasdaq Global Market was $0.9486 per share. Our warrants are listed on the Nasdaq Global Market under the symbol “LDTCW.” On February 4, 2025, the last reported sale price of our warrants as reported on the Nasdaq Global Market was $0.0855 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2025.

Transfer from the Nasdaq Global Market to the Nasdaq Capital Market

On February 5, 2025, the Company received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its securities from the Nasdaq Global Market to the Nasdaq Capital Market. The Company’s common shares and warrants will continue to trade under the symbols “LDTC” and “LDTCW,” respectively. The transfer of the Company’s listing to the Nasdaq Capital Market is not expected to have any impact on trading in the Company’s securities. This transfer is expected to take effect as of the opening of trading on February 6, 2025.

As previously disclosed, the Company received notifications from Nasdaq indicating the Company had failed to comply with certain continued listing requirements for the Nasdaq Global Market. In connection with the transfer of its listing to Nasdaq Capital Market, the Company had either cured such deficiencies or met the applicable standards on the Nasdaq Capital Market, and will be subject to robust Nasdaq Capital Markets listing standards going forward.